UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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MGM Growth Properties LLC

(Name of Registrant as Specified In Its Charter)

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LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Dear Fellow MGM Growth Properties LLC Shareholders:

2019 was a year of significant growth for MGM Growth Properties as we continued to execute on our long-term strategy.  We added $160 million of annual rental revenue with the acquisition of the real estate of Empire City Casino, the sale of MGM Northfield Park operations and the monetization of the Park MGM improvements.

Additionally, we are pleased to have formed a joint venture with Blackstone Real Estate Income Trust, Inc. to acquire the majority ownership of the MGM Grand Las Vegas in February. The joint venture, which also acquired the real estate assets of Mandalay Bay, entered into a long-term triple net lease with MGM Resorts International providing for initial annual rent of $292 million with fixed annual escalators and robust capital expenditure requirements. This transaction brings our current pro-rata annualized cash rent to approximately $959 million under long-term triple net master leases with Corporate rent guarantees.

Given the stability of our business model, our board approved four dividend increases since 2018 resulting in an annualized dividend rate of $1.90, which represents a $0.11, or 6.1%, increase in dividends per share.  We remain disciplined in our investment strategy to pursue accretive acquisitions with strategic significance.

We are confident in the resiliency of the entire gaming and broader hospitality and leisure industries and their ability to weather a temporary downturn caused by the Covid-19 virus. Our industry has faced downturns and challenges in the past and overcame each one.

We are proud of our accomplishments in 2019 and we thank our shareholders for their support.

March 27, 2020

Sincerely,
James C. Stewart Chief Executive Officer

Statements in this letter that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements the Company makes regarding the resiliency of the gaming industry and its ability to execute on its business strategy. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include risks related to the Company’s ability to receive, or delays in obtaining, any regulatory approvals required to own its properties, or other delays or impediments to completing the Company’s planned acquisitions or projects, including any acquisitions of properties from MGM Resorts International; the ultimate timing and outcome of any planned acquisitions or projects; the Company’s ability to maintain its status as a real estate investment trust (“REIT”); the availability of, and the ability to identify, suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the Company’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to the Company; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

VIRTUAL ANNUAL MEETING

This year’s Annual Meeting will be online and a completely virtual meeting of shareholders. You may attend, vote, and submit questions before and during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGP2020.

You will not be able to attend the Annual Meeting in person. There will be no physical location for shareholders to attend.

As described in proxy materials for the Annual Meeting, you are entitled to virtually attend the Annual Meeting and vote online by visiting www.virtualshareholdermeeting.com/MGP2020. You may also submit questions before and during the meeting. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to submit questions and vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and shareholders may begin submitting written questions, at 9:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.

ANNUAL MEETING PROPOSALS

1 ELECTION	2 RATIFICATION	3 APPROVAL	OTHER BUSINESS
to elect a Board of Directors	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2020	to approve, on an advisory basis, the compensation of our named executive officers	to consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof

PROXY VOTING

Shareholders of record at the close of business on March 13, 2020 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such shareholders will be available for examination by any shareholder during ordinary business hours at our executive offices, located at 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135, for a period of 10 days prior to the date of the Annual Meeting. Shareholders are requested to join the Annual Meeting on time and, with respect to shareholders whose shares are held in “street name” by a broker, provide recent evidence of share ownership as of the record date. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 6, 2020 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

By Order of the Board of Directors,

James C. Stewart

Chief Executive Officer

March 27, 2020

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE

INTERNET OR TELEPHONE. Use of the enclosed envelope requires no postage for mailing in the United States.

2020 Annual Meeting of Shareholders

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Growth Properties LLC (the “Board”) in connection with the Annual Meeting of Shareholders of MGM Growth Properties LLC (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 6, 2020

10:00 a.m. Pacific Time

Via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGP2020.

MGM Growth Properties LLC, together with its subsidiaries, is referred to herein as the “Company,” “MGP,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. On or about March 27, 2020, we will mail and/or make available this Proxy Statement and the enclosed proxy to each shareholder entitled to vote at the Annual Meeting. Shareholders are requested to join the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Shareholders for the year ended December 31, 2019 accompanies this Proxy Statement.

This year’s Annual Meeting will be online and a completely virtual meeting of shareholders due to the ongoing public health impact of the coronavirus (COVID-19) outbreak.  This decision was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our shareholders. You may attend, ask questions and vote during the Annual Meeting via live audio webcast on the Internet at www.virtualshareholdermeeting.com/MGP2020. You will not be able to attend the Annual Meeting in person. There will be no physical location for shareholders to attend. We expect that in 2021 we will continue to host a virtual meeting only, which we believe provides our shareholders with expanded access and improved communication while saving the Company time and money and reducing its environmental impact.

Your Vote is Important

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 6, 2020. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

How to Vote - Stockholder of Record

Voting Rights and Outstanding Shares

Only record holders of our Class A shares and Class B share (collectively the “shares”) as of March 13, 2020 will be entitled to vote at the Annual Meeting. At the close of business on March 13, 2020, there were 131,346,851 Class A shares outstanding and entitled to vote, and one Class B share outstanding and entitled to vote. Class A shares and the Class B share must vote together as a single class on all matters submitted to a vote or for the consent of the members of the Company, including the election of directors. Each shareholder of record of our Class A shares is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting. MGM Resorts International (“MGM”), the owner of our Class B share, is entitled to an amount of votes representing a majority of the total voting power of our shares and, as a result, controls the Company through its majority voting rights. MGM has indicated that it intends to vote in accordance with the Board’s recommendations on the proposals submitted to vote at the Annual Meeting.

You may vote by attending the Annual Meeting virtually, by completing and returning a proxy by mail or by using the internet or telephone. For shareholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the internet website or place your telephone call. You may vote by internet or telephone until 8:59 p.m., Pacific Time, on May 5, 2020.

If you are a shareholder of record and wish to virtually attend the Annual Meeting and vote online by visiting www.virtualshareholdermeeting.com/MGP2020, you may do so. You will need your control number included on your Notice of Internet Availability of Proxy Materials or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the annual meeting, there is no need to vote again at the annual meeting unless you wish to change your vote. If you are the beneficial owner of shares held in “street name” by a broker and wish to virtually attend the Annual Meeting and vote online at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your shares and bring such proxy with you to hand in with your ballot.

All shares represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a shareholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this Proxy Statement and on the Proxy Card.	19	✓
Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	27	✓
Proposal No. 3 Advisory Vote to Approve Executive Compensation FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.	29	✓

By returning a signed Proxy Card by mail or by duly submitting a proxy by internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority of votes cast virtually or by proxy.

Quorum and Votes Required

The presence, virtually or by proxy, of the holders of at least a majority of the total voting power of the outstanding voting shares is necessary to constitute a quorum at the meeting. Generally, at all meetings of shareholders, all questions, except certain amendments to our operating agreement, the election of directors, and all such other questions, the manner of deciding of which is specially regulated by any applicable law or regulation, shall be determined by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares present virtually or represented by proxy.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of shareholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2020 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1. Election of directors	Majority of votes cast	No
2. Ratification of Deloitte & Touche LLP	Majority of votes represented at meeting virtually or by proxy and entitled to vote	Yes
3. Approval of executive compensation on an advisory basis	Majority of votes represented at meeting virtually or by proxy and entitled to vote	No

Each director shall be elected by a majority of votes cast to hold office until the next annual meeting, unless the election is contested, in which case, directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” such director nominee. Abstentions do not count as votes “against” and have no effect with respect to the election of directors. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of votes cast, which is set forth in our Governance Guidelines (as defined below). With respect to Proposal 2 and Proposal 3, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

Adjournment

In accordance with the Company’s Amended and Restated Limited Liability Company Agreement (our “LLC Agreement”), the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s shareholder meetings generally, please see our LLC Agreement, which was filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

How to Revoke or Change Your Vote

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or internet vote (subject to the telephone or internet voting deadline), by voting virtually at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118; and they must be received by the Company Secretary no later than 5:00 p.m., Pacific Time, on May 5, 2020.

How the Votes will be Counted and Who Will Certify the Results

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Costs of and Participants in Solicitation

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, internet (including by email, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our shares. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

Copies of Proxy Materials

As permitted by the SEC, we are furnishing to shareholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the internet. On or about March 27, 2020, we will mail to each of our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet, and how to access the Proxy Card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Shareholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Shareholders. If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Delivery to a Single Household to Reduce Duplicate Mailings

Many shareholders hold our shares in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to shareholders who share the same address. Shareholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Shareholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Shareholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other shareholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

Governance Highlights

We have elected to be treated as a “controlled company” under NYSE listing standards because MGM holds more than 50% of our voting power. Accordingly, we are exempt from certain requirements of the NYSE corporate governance rules, including the requirement that we have a majority of independent directors on our Board and the requirement of having independent compensation and nominating and corporate governance committees of the Board.

In keeping with good corporate governance practices, we maintain a comprehensive set of corporate governance initiatives that include the following:

✓	An Audit Committee comprised solely of independent directors	✓	Adopting stock ownership guidelines for our named executive officers and for compensated directors

✓	Maintaining a written charter for our Audit Committee	✓	Maintaining limits on the number of other public company boards and audit committees on which our directors may serve

✓	Annual director elections	✓	Conducting annual Board and Audit Committee evaluations

✓	Annual election of a Lead Independent Director by the Board	✓	Annual review of the Code of Business Conduct and Ethics and the Conflict of Interest Policy

✓	An independent Ad Hoc Conflicts Committee formed from time to time to evaluate related party transactions

CORPORATE GOVERNANCE

Governance Guidelines

The Board has adopted governance guidelines (the “Governance Guidelines”) to assist the Board in the exercise of its responsibilities and to serve our interests and those of our shareholders. The Governance Guidelines set forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Governance Guidelines.” The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

Effective March 14, 2019, the Board approved a modification to its resignation policy in the Corporate Governance Guidelines. Under the new policy, directors are required to tender irrevocable letters of resignation in connection with their election to the Board, which will automatically become effective upon the director’s failure to receive the requisite vote at a shareholder meeting or a substantial change in the director’s principal occupation or business (including if the director ceases to be employed by or serve on the board of directors of MGM and which change must promptly be noticed to the Board) and, in either case, the determination by the Board (other than the resigning director) to accept the director’s resignation. Existing directors are also required to tender their irrevocable letters of resignation in accordance with the new policy. Previously, the Board required that the letters of resignation be tendered to the Board upon the failure to receive the requisite vote at a shareholder meeting or the occurrence of the substantial change and were also subject to the Board’s acceptance of the resignation.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer, in accordance with applicable rules and regulations of the SEC and the NYSE. The Code of Conduct is posted on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy/MGM Growth Properties LLC Securities Trading Policy.” Any waivers of the provisions of the Code of Conduct are required to be disclosed in accordance with applicable law or regulation.

The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any shareholder who requests it in writing to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications.

Director Independence

We have elected to avail ourselves of the “controlled company” exemption available under the listing rules of the NYSE and therefore are permitted not to have a majority of independent directors. Should we no longer qualify as a controlled company within the meaning of the NYSE corporate governance standards, we will be required, in accordance with the transition provisions of these standards, to have a majority of independent directors who, in each case, the Board has determined does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet, and in some respects exceed the independence requirements established by the NYSE’s listing standards. These guidelines are set forth in Section II of our Corporate Governance Guidelines.

All members of the Audit Committee must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board has determined that all members of the Audit Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committee.

Director Share Ownership Guidelines

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established share ownership guidelines for all of our directors who receive compensation for their service on the Board. Under these guidelines, each of these directors is expected to accumulate, by the fifth year following his or her initial election to the Board, equity having a fair market value equal to three times such director’s annual base cash retainer. The guidelines provide that (i) 50% of net after-tax shares received upon restricted share unit (“RSU”) vesting are expected to be retained until the guideline is met and (ii) shares held in trust, retirement or deferred compensation accounts, and RSUs, count toward the ownership guideline. Directors may accumulate RSUs as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. As of December 31, 2019, all directors who were serving as of such date were in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted share ownership guidelines for executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis—Executive Summary.”

Information Regarding the Board and Board Committees

During 2019, the Board consisted of seven directors. In 2019, the Board met six times and had eight Audit Committee meetings and three Conflicts Committee meetings.

During 2019, each member of the Board attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the committees on which he or she served. Directors are expected to attend each annual meeting of shareholders.

Audit Committee

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The charter is posted on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Audit Committee Charter.” The Audit Committee is comprised of Messrs. Rietbrock, Roberts and Smith, with Mr. Roberts serving as the Chair. Mr. Roberts also serves as the Lead Independent Director.

The Audit Committee assists our Board in fulfilling its responsibility to oversee, among other matters, the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors.

The Audit Committee also reviews the report that is required to be included in the Proxy Statement. In addition, the Audit Committee appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management.

The Audit Committee meets regularly with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board.

The Board has determined that all members of the Audit Committee qualify as “financially literate” and that all members qualify as “audit committee financial experts,” as defined in the NYSE’s listing standards and the SEC’s regulations. Our board has determined that Messrs. Rietbrock, Roberts and Smith meet the independence requirements applicable to audit committee members under the NYSE corporate governance standards and the applicable SEC rules.

Conflicts Committee

A majority of our Board may, but is not required to, from time to time, direct that a conflicts committee be formed to evaluate specific matters that the Board believes may involve conflicts of interest and determines to submit to a conflicts committee to review. Members of such conflicts committees must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our operating agreement. In addition, the members of our conflicts committee may not own any interest in MGM or its affiliates (other than shares of MGM common stock with an aggregate value of up to 1% of such member’s net worth as of the date of determination (as determined by our Board in good faith)). Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and not a breach by our Board of any duties it may owe us or our shareholders.

Our Board directed on November 22, 2019 that a temporary Conflicts Committee be formed with Messrs. Rietbrock, Roberts and Smith to evaluate matters related to the proposed formation of a joint venture with a third party sponsor to acquire the real estate assets associated with the MGM Grand Las Vegas from a subsidiary of MGM, which transaction would include the contribution of the real property of Mandalay Bay by us and a limited waiver of our right under the operating agreement governing the Operating Partnership (the “Operating Partnership Agreement”) to issue Class A shares, in lieu of cash, to MGM in connection with MGM exercising its right under the Operating Partnership Agreement to require the Operating Partnership to redeem Operating Partnership units it holds over the 24 months following the closing of any transaction. Our Board determined that Messrs. Rietbrock, Roberts and Smith meet the independence requirements applicable to audit committee members established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our operating agreement.

Compensation Committee and Nominating/Governance Committee

We have elected to avail ourselves of the “controlled company” exemption available under the listing rules of the NYSE and therefore are not required to have a compensation committee or a nominating and governance committee. Currently, our Board performs the functions of a nominating and governance committee and a compensation committee. Should we no longer qualify as a controlled company within the meaning of the NYSE corporate governance standards, we will be required, in accordance with the transition provisions of these standards, to have both a compensation committee and a nominating and governance committee.

Board Member Criteria and Election

The Board selects candidates for nomination to the Board and welcomes recommendations for Board candidates from shareholders.

In determining the criteria for Board membership, the Board considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes: leadership abilities; financial acumen; general and special business experience and expertise; industry knowledge; other public company directorships; high ethical standards; independence; sound judgment; interpersonal skills; overall effectiveness; and ability to contribute to the diversity of backgrounds represented on the Board.

The Company has not adopted a mandatory retirement age or term limits for its Board members because it recognizes that each individual is different and such limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and political factors affecting our business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Board takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

The Board may receive recommendations for Board candidates from various sources, including our shareholders. Pursuant to our LLC Agreement, eligible shareholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, the Board may engage an independent search firm to assist in identifying qualified candidates. The Board will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from shareholders should be in writing and addressed to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Shareholder nominations must be received in a timely manner and in accordance with our LLC Agreement, and must include the recommending shareholder’s name, address, number of shares beneficially owned, and the length of time such shares have been held. See “Notice Concerning Shareholder Proposals and Nominations” below.

Board Leadership Structure

Our Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer. Currently, Mr. Stewart serves as our Chief Executive Officer. In 2019, Mr. Murren served as the Chairman of the Board. On March 24, 2020, following Mr. Murren’s resignation from the Board, Mr. Salem was appointed to serve as Chairman of the Board. The Board believes that separating the Chairman of the Board and Chief Executive Officer roles is appropriate. Mr. Salem is able to focus on managing the operations of the Board and providing his expertise in a manner that is consistent with the Board’s oversight role, while Mr. Stewart is able to manage the business and facilitate strong day-to-day executive leadership.

Mr. Roberts is our Lead Independent Director. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for executive sessions of the independent directors, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with shareholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for shareholders and other interested parties to communicate with the Lead Independent Director, which is set forth in “Shareholder and Interested Parties Communications with Directors” below.

All of our directors are non-management directors. Our directors meet at least once a year in an executive session without the presence of management. The independent directors meet at least once every year in an independent director executive session without management or non-independent directors present. Executive sessions of the independent directors are chaired by the Lead Independent Director.

Director Continuing Education

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each new Director receives background material on the Company, including copies of the Company’s guidelines and policies. These include the Governance Guidelines and the Code of Conduct; our LLC Agreement; recent SEC filings; a memorandum on federal securities laws applicable to Directors; and a summary of indemnification provisions and Directors and officers liability insurance; as well as other information deemed relevant. In addition, each Director is afforded the opportunity to meet with members of the senior management of the Company, visit the Company’s facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their responsibilities.

Risk Oversight

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee of the Board also shares in such responsibility. Furthermore, a majority of the Board may, from time to time, direct that a conflicts committee be formed to evaluate certain transactions and resolutions of conflicts of interest. As part of its delegated areas of responsibility, the Audit Committee reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to it by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Board reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Board has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

Board Diversity

The Board considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Governance Guidelines, which can be found under the caption “Governance Guidelines” at www.mgmgrowthproperties.com/governance-documents, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender.

	Leadership Experience	Financial Experience	Industry Experience	Public Company Directorship Experience

John M. McManus	✓		✓	✓
Michael Rietbrock	✓	✓	✓
Thomas Roberts	✓	✓
Robert Smith	✓	✓
Paul Salem	✓	✓		✓
Corey Sanders	✓	✓	✓
Daniel J. Taylor	✓	✓	✓	✓

Controlling Shareholder

MGM holds a controlling interest in us through its ownership of our Class B share. The Class B share is a non-economic interest in the Company that does not provide its holder any rights to profits or losses or any rights to receive distributions from our operations. Under our LLC Agreement, the Class A shares and Class B share must vote together as a single class on all matters submitted to a vote or for the consent of the members of the company, including the election of directors. Each record holder of our Class A shares is entitled to one vote per Class A share held by such holder. As the holder of our Class B share, MGM is entitled to a number of votes (rounded up to the nearest whole number) that is equal to the product of (x) the total number of votes held by the holders of Class A shares plus any other class of Shares (other than the Class B share), in each case, outstanding as of the record date and (y) 1.025. At the close of business on March 13, 2020, the record date, there were 131,346,851 votes held by the holders of outstanding Class A shares. Accordingly, MGM is entitled to 134,630,523 votes at the Annual Meeting.

Should the holder of the Class B share and its permitted transferees (other than the Company and its Subsidiaries) cease to own, in the aggregate, Class A shares and Operating Partnership Units representing at least 30% of the sum of (A) the Class A shares outstanding at such time and (B) the Operating Partnership Units outstanding at such time (other than Operating Partnership Units owned by the Company and its Subsidiaries), the holder of the Class B share will no longer have any voting rights in its capacity as a holder of the Class B share, and the Class B share will cease to be entitled to any voting rights hereunder.

Shareholder and Interested Parties Communications with Directors

The Board has established a process for shareholders and other interested parties to communicate with members of the Board, the independent directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. All inquiries are reviewed by the Company Secretary, who forwards to the Board, the independent directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that the Company Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

WHERE TO FIND OUR CORPORATE GOVERNANCE DOCUMENTS
We encourage you to view our corporate governance materials on our website, http://mgmgrowthproperties.com/governance-documents.
● Audit Committee Charter	● Governance Guidelines ● Code of Business Conduct and Ethics and Conflicts of Interest Policy

DIRECTOR COMPENSATION

2019 Director Compensation

Director compensation is currently comprised of a cash component as well as an opportunity to participate in our future growth prospects through equity incentive awards. Board members who are employees of MGM do not receive compensation for their service on the Board. In general, Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, do not receive compensation for their service on the Board. For 2019, Daniel J. Taylor, who serves as a member of the board of MGM, received compensation for his role as a member of the Board. Each director is eligible to receive reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity. In connection with determining director compensation, the Board received a report from Frederic W. Cook & Co., Inc. (“F.W. Cook”) assessing levels of director compensation at peer companies (see page 33 of the “Executive Compensation—Compensation Discussion and Analysis” for a discussion of the Company’s peer group), and determined that the current level of director compensation should be increased in order for the Company’s director compensation program to be competitive with the median of the peer group. As a result, in 2019, F.W. Cook recommended that the annual cash retainer be increased by $5,000 and the grant date fair value of the annual equity award be increased by $20,000.

In connection with his appointment to the Board, Mr. Salem received an award of restricted stock units having a grant date value equal to $33,750.  In addition, the Board approved an annual cash retainer for the Chairman of $155,000.

Director Compensation Structure

The following table sets forth information regarding director compensation for 2019:

NAME	FEES EARNED OR PAID IN CASH	SHARE AWARDS(A)(B)	ALL OTHER COMPENSATION	TOTAL
Michael Rietbrock	$103,750	$135,000	$—	$238,750
Thomas Roberts	153,750 (C)	135,000	—	288,750
Robert Smith	103,750 (C)	135,000	—	238,750
Daniel J. Taylor	93,750	135,000	—	228,750
(A)

The amount reflected in this column is the grant date fair value of 2019 RSU awards, computed in accordance with FASB ASC 718. Each director listed in the table above received a grant of 4,174 RSUs in May 2019, which will vest on May 1, 2020.

(B)

At December 31, 2019, each director listed in the table above held the following RSUs, which were granted in 2019, and as of December 31, 2019 were not fully vested, and deferred stock units (including dividend equivalent rights associated with these awards): Mr. Rietbrock, 12,338; Mr. Roberts, 37,192; Mr. Smith, 23,627; and Mr. Taylor, 27,078.

(C)	All or a portion of these amounts were deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

For 2019, members of the Board who were determined to be eligible to receive compensation received the following, with cash retainers paid in equal quarterly installments. Annually, we expect that equity will be issued following the annual shareholder meeting:

Annual Board Cash Retainer	$95,000, effective May 1, 2019(A)
Annual Cash Retainer for Chairman	$155,000
Committee Member Retainer	$10,000 for Audit Committee
Additional Annual Cash Retainer for Lead Independent Director	$30,000
Additional Annual Cash Retainer for Chair of Audit Committee	$20,000
Annual Equity	$135,000 in RSUs, vesting at the earlier of the first anniversary of grant or the next annual meeting(B)
Deferred Compensation Plan	Cash retainers and RSU awards may be voluntarily deferred for later payment
Share Ownership Guidelines/Retention Requirements	Ownership guideline equal to 3x the annual board cash retainer, with a 5-year compliance period from initial election to the Board
Per-Meeting Compensation	None

(A)	Effective May 1, 2019, the Board approved an annual increase of $5,000 for directors that are eligible to receive compensation for their services on the MGP Board.
(B)	Effective May 1, 2019, the grant date fair value of the annual equity award was increased by $20,000.

PRINCIPAL SHAREHOLDERS

The table below shows the number of Class A shares beneficially owned as of the close of business on March 13, 2020 by each of our directors and named executive officers, as well as the number of shares beneficially owned by all of our directors and executive officers as a group, based on 131,346,851 shares of our Class A shares outstanding as of March 13, 2020.

NAME(A)	CLASS A SHARES(B)	OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(C)(E)	TOTAL SHARES BENEFICIALLY OWNED(D)(E)	PERCENT OF CLASS	DEFERRED SHARE UNITS(E)(F)
Andy H. Chien	32,348	28,016	60,364	*	—
William J. Hornbuckle	39,213 (G)	—	39,213	*	—
John M. McManus	27,582	—	27,582	*	—
James J. Murren	263,205 (H)	—	263,205	*	—
Michael Rietbrock	15,288	4,370	19,658	*	8,154
Thomas Roberts	5,229	—	5,229	*	37,734
Paul Salem	—	—	—	—	—
Corey I. Sanders	235,741(I)	—	235,741	*	—
Robert Smith	8,819	—	8,819	*	23,971
James C. Stewart	69,755	60,208	129,963	*	—
Daniel J. Taylor	—	—	—	*	27,488
All directors and executive officers as a group (11 persons)	697,180	92,594	789,774	*	97,347
*	Less than 1%
(A)	The address for the persons listed in this column is 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135.
(B)	All Class A shares represent limited liability company interests.
(C)

RSUs are granted under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (the “MGP Omnibus Plan”). Each RSU represents the right to receive, following vesting, one share of Class A shares representing limited liability company interests of the Company. The RSUs held by Mr. Chien and Mr. Stewart will vest in four equal annual installments commencing on the first anniversary of the applicable grant date, in each case, subject to the terms of the MGP Omnibus Plan and applicable award agreement. The RSUs held by our directors will vest on May 1, 2020, subject to the terms of the MGP Omnibus Plan and applicable award agreement.

(D)

Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(E)

Does not include dividend equivalents in respect of RSUs that will be credited to the holders’ account on April 15, 2020 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 15, 2020.

(F)

Represents deferred share units under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director.

(G)	Includes 7,541 shares held in trust.
(H)

Includes 23,000 shares held in trust, 66,000 shares held by IRA, and 136,500 shares held indirectly through J&H Investments LLC, of which Mr. Murren is a member and of which his spouse is the managing member.

(I)	Includes 128,200 held in trust and 100,000 in family partnership.

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 13, 2020, the only persons known by us to be the beneficial owners of more than 5% of our Class A Shares were as follows based on 131,346,851 shares of our Class A Shares outstanding as of March 13, 2020:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED(A)	PERCENT OF CLASS
MGM Resorts International 3600 Las Vegas Boulevard South Las Vegas, Nevada 89109	1 (B)	100%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	11,095,001 (C)(D)	8.45%
Bank of America Corporation Bank of America Corporate Center 100 N Tryon Street, Charlotte, NC 28255	7,080,423 (C)(E)	5.39%
Zimmer Partners, LP Sequentis Financial LLC Zimmer Partners GP, LLC Stuart J. Zimmer 9 West 57th Street, 33rd Floor New York, NY 10019	6,653,167 (C)(F)	5.07%

 (A)  Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Class B share.
(C)	Class A shares.
(D)

Based upon a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 14, 2020. Reflects sole voting power of 11,095,001 shares and sole dispositive power of 11,095,001 shares. Reflects shared voting power and shared dispositive power of 0 shares. Capital Research Global Investors is a division of Capital Research and Management Company.

(E)

Based upon a Schedule 13G filed by Bank of America Corporation with the SEC on February 14, 2020. Reflects sole voting power and sole dispositive power of 0 shares. Reflects shared voting power of 6,956,185 shares and shared dispositive power of 7,080,423 shares.

(F)

Based upon a Schedule 13G filed by Zimmer Partners, LP, Sequentis Financial LLC, Zimmer Partners GP, LLC and Stuart J. Zimmer with the SEC on January 30, 2020. Reflects sole voting power and sole dispositive power of 0 shares. Reflects shared voting power of 6,653,167 shares and shared dispositive power of 6,653,167 shares.

Security Ownership of Management in Parent Company

The table below shows the number of shares of MGM’s common stock beneficially owned as of the close of business on March 13, 2020 by each of our directors and named executive officers, as well as the number of MGM shares beneficially owned by all of our directors and executive officers as a group based on 492,690,958 shares of MGM Common Stock outstanding as of March 13, 2020.

NAME(A)	COMMON STOCK	OPTIONS/ SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)
Andy H. Chien	—	—	—	—	—
William J. Hornbuckle	335,314(D)	—	335,314	*	—
John M. McManus	132,567	—	132,567	*	—
James J. Murren	929,548(E)	823,312(G)	1,752,860	*	—
Michael Rietbrock	—	—	—	—	—
Thomas Roberts	—	—	—	—	—
Paul Salem	800,000	—	800,000	*	17,313
Corey I. Sanders	423,077(F)	—	423,077	*	—
Robert Smith	1,200	—	1,200	*	—
James C. Stewart	456	—	456	*	—
Daniel J. Taylor	—	—	—	*	78,265
All directors and executive officers as a group (11 persons)	2,622,162	823,312	3,445,474	*	95,578
*	Less than 1%.
(A)	The address for the persons listed in this column is 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135.
(B)

Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)

All deferred stock units previously held and RSUs to be deferred within 60 days by Non-Employee Directors, including deferral RSUs as of March 7, 2019. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board. Does not include dividend equivalents in respect of RSUs that were credited to holders account on March 16, 2020 with the number of additional RSUs based on the closing price of MGM’s shares on March 16, 2020.

(D)	Includes 227,884 shares held in trust.
(E)

Includes 481,604 shares held in trust, 175,152 shares held in grantor retained trust, 29,446 shares held in spousal limited access trust, and 144,997 shares held indirectly through J&H Investments LLC, of which Mr. Murren is a member and of which his spouse is the managing member.

(F)	Includes 11,474 shares held in trust.
(G)

Reflects shares to be delivered to Mr. Murren within 60 days of March 13, 2020 pursuant to the CEO Transition Agreement entered into between Mr. Murren and MGM Resorts International (the “Transition Agreement”), which provides for the accelerated delivery of certain of his previously-granted bonus deferred restricted stock units, as well as the shares to be delivered pursuant to Mr. Murren's 2020 equity award having a grant date value of $7,000,000, which was granted on March 22, 2020 pursuant to the Transition Agreement and which will be settled on March 30, 2020 subject to his release of claims becoming effective. Does not include dividend equivalents in respect of RSUs that were credited to holders account on March 16, 2020 with the number of additional RSUs based on the closing price of MGM’s shares on March 16, 2020.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the investment or transaction, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

Conflicts of Interest

Conflicts of interest may arise as a result of MGM’s ownership of our single outstanding Class B share, which represents a majority of the voting power of our shares. MGM’s interests may differ from or conflict with the interests of our other shareholders. MGM has the ability to exercise control over our affairs, including control over the outcome of all matters submitted to our shareholders for approval, including the election of directors and significant transactions. MGM also has the power to prevent or cause a change in control as a result of its beneficial ownership of our Class B share, which could, among other things, discourage a potential acquirer from attempting to obtain control of us in a manner that provides a control premium to any shareholders other than MGM. As a result, unless and until MGM and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in the Company and Operating Partnership falls below 30%, MGM will effectively control us.

We have adopted the Governance Guidelines to assist our Board of Directors in the exercise of its responsibilities and to serve our interests and those of our shareholders.

No Fiduciary Duties

Duties owed to us and our shareholders by our Board are prescribed by law and our LLC Agreement. The Delaware Limited Liability Company Act (the “LLC Act”), with the stated purpose of giving the maximum effect to the principle of freedom of contract and to the enforceability of limited liability company agreements, provides that Delaware limited liability companies may, in their operating agreements, limit or eliminate any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement.

We have duties and obligations to our Operating Partnership and its limited partners under Delaware law as modified by the partnership agreement of our Operating Partnership in connection with the management of our Operating Partnership through our wholly owned subsidiary that serves as the sole general partner. Our duties and obligations to our Operating Partnership and its limited partners, as modified by the partnership agreement of our Operating Partnership, may come into conflict with the duties of our directors and officers to our company and our shareholders, as modified by our LLC Agreement. In particular, the consummation of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of common units in our Operating Partnership, which would make those transactions less desirable to them.

Our LLC Agreement provides that our Board is entitled to consider only such interests and factors as they desire, including MGM’s interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us and is not subject to any different standards imposed by the LLC Act or under any other law, rule or regulation or in equity. Similarly, our LLC Agreement provides that our officers, MGM and its affiliates and any other persons eligible for indemnification under the terms of our LLC Agreement do not have any duties or liabilities, including fiduciary duties, to the fullest extent permitted by law, to us, any shareholder or any other person.

For 2019, we have the following related party transactions to report:

Distributions Under Operating Agreement

MGM owns, directly and indirectly through its subsidiaries, partnership units (“Operating Partnership Units”) of the Operating Partnership and is entitled to receive a pro rata share of any distributions made by the Operating Partnership. As of December 31, 2019, MGM owned 199,702,543 Operating Partnership Units, representing 63.7%, and we owned 113,806,820 Operating Partnership Units, representing 36.3%.

Empire City Transaction

In January 2019, we completed the purchase of the real property associated with the Empire City Casino’s race track and casino from MGM for fair value of consideration transferred of approximately $634 million, which included the assumption of $246 million of debt, with the balance through the issuance of 12.9 million Operating Partnership Units to a subsidiary of MGM, and subsequently leased back the real property to a subsidiary of MGM. The MGM-MGP Master Lease was amended to increase the annual rent payment to MGP by $50 million.

Northfield Transaction

In April 2019, a subsidiary of MGM acquired the membership interests of Northfield Park Associates, LLC, the entity that owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park in Northfield, Ohio, from us for consideration transferred of approximately $305.2 million consisting primarily of approximately 9.4 million Operating Partnership units that were ultimately redeemed by the Operating Partnership, and we retained the real estate assets.  Our taxable REIT subsidiary that owned Northfield liquidated immediately prior to the transfer. Subsequently, MGM rebranded the operations it acquired to MGM Northfield Park, which was then added to the existing MGM-MGP Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP increased by $60.0 million.

Park MGM Lease Transaction

In March 2019, we completed our previously announced transaction with MGM relating to the investments made by MGM to reposition the Park MGM and NoMad Las Vegas property. In connection with the transaction, we paid MGM total consideration of $637.5 million, with approximately $31.9 million paid through the issuance of Operating Partnership Units to MGM, and the remaining $605.6 million paid in cash. The MGM-MGP Master Lease was amended to increase the annual rent payment to MGP by $50 million.

MGP BREIT Venture Transaction

On February 14, 2020, the Operating Partnership completed a series of transactions (collectively the “MGP BREIT Venture Transaction”) pursuant to which the real estate assets of MGM Grand Las Vegas and Mandalay Bay (including Mandalay Place) were contributed to a newly formed entity (“MGP BREIT Venture”), which, following the transactions, is owned 50.1% by the Operating Partnership and 49.9% by a subsidiary of Blackstone Real Estate Income Trust, Inc. (“BREIT”). In exchange for the contribution of the Mandalay Bay real estate assets, the Operating Partnership received consideration of $2.1 billion, which was comprised of $1.3 billion of the Operating Partnership’s secured indebtedness assumed by MGM BREIT Venture, the Operating Partnership’s 50.1% equity interest in the MGP BREIT Venture, and the remainder in cash. In addition, MGM received $2.4 billion of cash distributed from the MGP BREIT Venture as consideration for its contribution of the MGM Grand Las Vegas real estate assets, and, additionally, the Operating Partnership issued 2.6 million Operating Partnership units to MGM representing 5% of the equity value of MGP BREIT Venture.

In connection with the transactions, MGP BREIT Venture entered into a lease with a subsidiary of MGM for the real estate assets of Mandalay Bay and MGM Grand Las Vegas. The lease (the “MGP BREIT Venture Lease”) provides for a term of thirty years with two ten-year renewal options and has an initial annual base rent of $292 million, escalating annually at a rate of 2% per annum for the first fifteen years and thereafter equal to the greater of 2% and the CPI increase during the prior year subject to a cap of 3%. In addition, the lease will require the tenant to spend 3.5% of net revenues over a rolling five-year period at the properties on capital expenditures and for the tenant and MGM to comply with certain financial covenants, which, if not met, will require the tenant to maintain cash security or provide one or more letters of credit in favor of the landlord in an amount equal to the rent for the succeeding one-year period. MGM provided a guarantee of the tenant’s obligations under the lease.

In connection with the MGP BREIT Venture Transaction, the MGM-MGP Master Lease was modified to remove the Mandalay Bay property and the rent under the MGM-MGP Master Lease was reduced by $133 million.

Also, on January 14, 2020, the Operating Partnership, MGP, and MGM entered into an agreement for the Operating Partnership to waive its right to issue MGP Class A shares, in lieu of cash, to MGM in connection with MGM exercising its right to require the Operating Partnership to redeem the Operating Partnership units it holds. The waiver provides that the units will be purchased at a price per unit equal to a 3% discount to the applicable cash amount as calculated in accordance with the operating agreement. The waiver terminates on the earlier of 24 months following the closing of the MGP BREIT Venture Transaction and MGM receiving cash proceeds of $1.4 billion as consideration for the redemption of its Operating Partnership units.

Agreements with Affiliates in Connection with our Formation Transactions

In connection with our formation transactions and initial public offering, we entered into various documents and agreements with MGM and its affiliates. While MGM endeavored to have these agreements reflect customary, arm’s-length commercial terms and conditions, these agreements are not the result of arm’s-length negotiations, and consequently, there can be no assurance that the terms of these agreements are as favorable to us as if they had been negotiated with unaffiliated third parties. Because some of these agreements relate to formation transactions that, by their nature, would not occur in a third-party situation, it is not possible to determine what the differences would be.

Master Contribution Agreement

On April 25, 2016, we entered into a master contribution agreement (the “Master Contribution Agreement”) with MGM and the Operating Partnership, which provides for, among other things, the Company’s responsibility for liabilities relating to its business and the responsibility of MGM for liabilities unrelated to our business, our agreements with MGM and the Operating Partnership regarding the principal transactions necessary to effect the transfer by MGM of certain assets to us or our subsidiaries, the assumption by us or our subsidiaries of certain liabilities in connection with that transfer, the assumption by us or our subsidiaries of the bridge facilities entered into by MGM and certain of its subsidiaries in connection with our formation transactions and other agreements that govern various aspects of our relationship with MGM after the closing of the transactions contemplated by the Master Contribution Agreement. The Master Contribution Agreement also contains indemnification obligations and ongoing commitments of the Company, the Operating Partnership and MGM.

MGM-MGP Master Lease

On April 25, 2016, a subsidiary of the Company (the “Landlord”) entered into a long-term triple-net master lease agreement (the “MGM-MGP Master Lease”) with a subsidiary of MGM (the “Tenant”) pursuant to which all of our real estate assets (each a “Property” and collectively the “Properties”) were leased to the Tenant. The lease was amended on August 1, 2016 in connection with the Borgata transaction, October 5, 2017 in connection with the acquisition of the real estate of MGM National Harbor, on January 29, 2019 in connection with the Empire City Transaction and on February 14, 2020 in connection with the MGP BREIT Venture Transaction. The lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The lease provides that any extension of its term must apply to all of the Properties under the lease at the time of the extension. The initial term of the lease with respect to MGM National Harbor ends on August 31, 2024. Thereafter, the initial term of the lease with respect to MGM National Harbor may be renewed at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the lease or the next renewal term (depending on whether MGM elects to renew the other properties under the lease in connection with the expiration of the initial ten-year term). If, however, the Tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the lease, the Tenant would also lose the right to renew the lease with respect to the rest of the properties when the initial ten-year lease term related to the rest of the properties ends in 2026.

The lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each Property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent. Additionally, the lease provides the Company with a right of first offer with respect to MGM Springfield, which the Company may exercise should MGM elect to sell this property in the future. In connection with the Empire City Transaction, the Company was also granted a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future.

In connection with the commencement of the fourth lease year on April 1, 2019, the base rent under the lease increased to $855.6 million, resulting in total rent under the lease of $946.1 million. Rent under the lease consists of a “base rent” component and a “percentage rent” component. As of December 31, 2019, the Base Rent represents approximately 90% of the rent payments due under the lease, and the Percentage Rent represents approximately 10% of the rent payments due under the lease. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the MGM-MGP Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subtenants, collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the lease (as determined in accordance with accounting principles generally accepted in the United States, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the operating subtenants from the leased properties subject to the lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at Tenant’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%). The lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements. The lease also requires MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

On February 14, 2020, in connection with the MGP BREIT Venture Transaction, the MGM-MGP Master Lease was modified to remove the Mandalay Bay property and the rent under the MGM-MGP Master Lease was reduced by $133 million.

Corporate Services Agreement

On April 25, 2016, the Operating Partnership entered into a corporate services agreement with MGM (the “Corporate Services Agreement”), pursuant to which MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. The Corporate Services Agreement provides that the Operating Partnership will reimburse MGM for all costs MGM incurs directly related to providing the services thereunder. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement for the year ended December 31, 2019 of $3.5 million.

IPO Registration Rights Agreement

On October 5, 2017, the Company entered into an amended and restated registration rights agreement (as amended, the “IPO Registration Rights Agreement”) with operating subsidiaries of MGM that hold Operating Partnership Units. Pursuant to the Registration Rights Agreement, MGM and certain of its subsidiaries have the right to require the Company to file and cause to become effective a registration statement to register the issuance and resale of Class A shares upon exchange of Operating Partnership Units beneficially owned by MGM. The IPO Registration Rights Agreement also provides for, among other things, demand registration rights and piggyback registration rights for the operating subsidiaries of MGM that hold Operating Partnership Units.

IP License Agreement

On April 25, 2016, we entered into a royalty-free intellectual property rights license agreement with MGM (the “IP License Agreement”), pursuant to which we will have the right to use “MGM” in the corporate names of the Company and our subsidiaries for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM” mark and the “MGM” logo in the Company’s advertising materials without royalties for up to 50 years.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 Election of Directors

At the Annual Meeting, our shareholders are being asked to elect directors, each of whom will serve until the next annual meeting of shareholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. On March 22, 2020, James J. Murren, age 58, who has served as a director since 2016, resigned as Chairman of the Company, effective March 22, 2020. On March 24, 2020 William J. Hornbuckle, age 62, who has served as a director since 2016, resigned as a director of the Company, effective March 24, 2020. With their resignations, Mr. Murren and Mr. Hornbuckle will not stand for reelection at the Annual Meeting. All of the Company’s nominees on the Proxy Card currently serve on our Board. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, based on diverse experiences. The Board reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

●

Leadership experience.  Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

●	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets.

●	Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the gaming and real estate industries.

●

Public company directorship experience.  We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

The following sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also set forth below for each nominee.

JOHN M. MCMANUS

Director Biography and Qualifications

●   Executive Vice President, General Counsel and Secretary of MGM since July 2010. Acting General Counsel from December 2009 to July 2010.

●   Director of MGM China since March 2019.

●   Senior member of MGM’s corporate legal department from July 2008 to December 2009.

●   Counsel to various MGM operating subsidiaries from May 2001 to July 2008.

●   Board Member of the American Gaming Association.

●   Bachelor of Arts degree from Vanderbilt University and a Juris Doctor degree from University of Miami.

●   Selected to our Board because of his substantial experience with and knowledge of gaming regulations, corporate governance and legal matters.

AGE: (53) DIRECTOR SINCE 2016 EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF MGM

Director Qualifications

Leadership experience—Executive Vice President, General Counsel and Secretary of MGM since July 2010, past President of the International Association of Gaming Advisors

Industry experience—extensive experience with and knowledge of gaming regulations

Public company directorship experience—current director of MGM China, a Hong Kong Stock Exchange listed company

COREY SANDERS

Director Biography and Qualifications

●   Chief Financial Officer and Treasurer of MGM since March 2019.

●   Chief Operating Officer for MGM from September 2010 through February 2019.

●   Chief Operating Officer for MGM’s Core Brand and Regional Properties from August 2009 to September 2010.

●   Executive Vice President—Operations of MGM from August 2007 to August 2009

●   Executive Vice President and Chief Financial Officer for MGM Grand Resorts from April 2005 to August 2007.

●   Bachelor of Arts degree in Economics from UCLA.

●   Selected to our Board because of his substantial experience with, and knowledge of, casino operations and the gaming industry as well as his extensive financial expertise.

AGE: (56) DIRECTOR SINCE 2020 CHIEF FINANCIAL OFFICER AND TREASURER OF MGM

Director Qualifications

Leadership experience— served in various leadership roles at MGM, including his most recent role as Chief Financial and formerly as the Chief Operating Officer

Finance experience—served in various financial roles at MGM, including his most recent role as Chief Financial Officer and Treasurer

Industry experience— served in various leadership positions in entities involved in the gaming and resort industry for many years

PAUL SALEM

Director Biography and Qualifications

●   Senior Managing Director Emeritus, Providence Equity Partners (“Providence”) since 2018, with Providence from 1992 – 2019, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies.

●   Previously served as a director of Grupo TorreSur, Asurion, Eircom, Madison River Telecom, MetroNet (formerly AT&T Canada), PanAmSat, Tele1 Europe, Verio, Wired Magazine, Education Management Corporation and several other Providence investments.

●   Prior to joining Providence in 1992, worked for Morgan Stanley in corporate finance and mergers and acquisitions and prior to Morgan Stanley spent four years with Prudential Investment Corporation.

●   Chairman of Year Up, a national non-profit focused on closing the opportunity divide for urban young adults, and a board member of Edesia Global Nutrition, a non-profit dedicated to treating and preventing malnutrition in the world’s most vulnerable populations.

●   Serves on the advisory board of the Carney Institute for Brain Science at Brown University.

AGE: (56) DIRECTOR SINCE 2020 CHAIRMAN OF MGM AND CHAIRMAN OF THE COMPANY SENIOR MANAGING DIRECTOR EMERITUS AT PROVIDENCE EQUITY PARTNERS

Director Qualifications

Leadership experience—Current Senior Managing Director Emeritus at Providence, a premier global asset management firm with approximately $40 billion in assets under management; established the Providence London office in 1999 and helped create Benefit Street Partners, Providence’s credit affiliate that was sold to Franklin Templeton in Q1 2019

Finance experience—Various progressive roles at Providence Equity since 1992, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies

Public company directorship experience—Former director of public company in the education industry and chairman of MGM

MICHAEL RIETBROCK

Director Biography and Qualifications

●   Chief Operating Officer and Director of Research at MoffettNathanson, LLC.

●   Managing Director and the Head of Global Equity Research and Co-Head of U.S. Equities at Nomura Securities from March 2010 to October 2015.

●   Managing Director and the Head of U.S. Equity Research at Bank of America Securities from May 2008 to March 2010, where he managed its acquisition of and integration with Merrill Lynch.

●   Prior to joining Bank of America, Mr. Rietbrock was a Portfolio Manager at Caxton Associates, where he managed a portfolio of real estate, gaming, and lodging securities.

●   Began his career at Citigroup, where he served for more than 15 years. During his time at Citigroup, Mr. Rietbrock was the #1-ranked Gaming & Lodging research analyst for a decade.

●   Serves on the Board of Trustees of the Ideal School of Manhattan.

●   Graduated from Harvard College with a degree in Economics.

●   Selected to our Board because of his extensive financial experience, particularly in the real estate, gaming and lodging sectors.

AGE: (51) DIRECTOR SINCE 2016 CHIEF OPERATING OFFICER AND DIRECTOR OF RESEARCH AT MOFFETTNATHANSON, LLC

Director Qualifications

Leadership experience—Chief Operating Officer and Director of Research of an independent sell-side research boutique; Managing Director and the Head of U.S. Equity Research at Bank of America Securities

Finance experience—served as the Co-Head of U.S. Equities at Nomura Securities; served as the Managing Director of Bank of America Securities, responsible for, among other things, managing its acquisition of and integration with Merrill Lynch

Industry experience—served as a gaming and lodging research analyst for a decade

THOMAS ROBERTS

Director Biography and Qualifications

●   Strategic advisor and corporate governance consultant and serves as an advisory director of M. Klein and Company, a leading global strategic advisory firm providing financial, transactional, strategic, reputational and global guidance to its clients, and is a member of the Board of Directors and Executive Committee of America Media, which among other things publishes America magazine.

●   Senior Partner at Weil, Gotshal & Manges LLP from 1992 to December 2014, where he held numerous senior management and board-level positions, including as one of the leaders responsible for the firm’s strategic redirection and globalization and Chairman of the Corporate Department. Mr. Roberts’ practice primarily involved domestic and cross-border mergers, acquisitions, divestitures, contested takeovers, as well as advising boards generally and on strategic matters, including matters involving REITs.

●   Named “Dealmaker of the Year” by The American Lawyer in 2001 and 2012.

●   Bachelor of Arts and Juris Doctor from Georgetown University.

●   Selected to our Board because of his significant legal, corporate governance and financial experience, particularly in connection with complex financial transactions.

AGE: (73) DIRECTOR SINCE 2016 STRATEGIC ADVISOR AND CORPORATE GOVERNANCE CONSULTANT AND ADVISORY DIRECTOR OF M. KLEIN AND COMPANY

Director Qualifications

Leadership experience—Senior Partner at a leading global law firm; former Chairman of the firm’s Corporate Department; advisory director and corporate governance consultant of M. Klein and Company. Member of the Board and Executive Committee of America Media.

Finance experience—served as an advisory director to a leading global strategic advisory firm that provided financial and strategic guidance to clients

ROBERT SMITH

Director Biography and Qualifications

●   Served in various roles at T. Rowe Price, including Vice President of T. Rowe Price Group, Inc., Vice President and Portfolio Manager at T. Rowe Price Associates, Inc. and Lead Portfolio Manager at T. Rowe Price International, Inc. from September 1992 to December 2016. Served as a Vice President at T. Rowe Price Trust Company.

●   Prior to joining T. Rowe Price, worked for five years as an Investment Analyst at MFS Investment Management covering multiple sectors including food & beverage, tobacco, electrical equipment, and telecommunications companies.

●   B.S. degree in Finance and Economics from the University of Delaware and an M.B.A. in General Management from the Darden Graduate School of Business at the University of Virginia.

●   Selected to our Board because of his significant financial experience, particularly with consumer-facing companies and his reputation within the investment community.

AGE: (59) DIRECTOR SINCE 2017

Director Qualifications

Leadership experience—served as Vice President of a large asset management firm

Finance experience—served as Vice President and Portfolio Manager of a regulated financial services institution; extensive experience in various fields regarding investment analytics

DANIEL J. TAYLOR

Director Biography and Qualifications

●   Employed as an executive of Tracinda from 2007 through 2019.

●   Director of MGM Resorts International, Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market.

●   President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.

●   Vice President—Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991.

●   Tax Manager specializing in entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985.

●   Director of Inforte Corp. from October 2005 to 2007.

●   Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

AGE: (63) DIRECTOR SINCE 2016 EXECUTIVE OF TRACINDA

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company

Finance experience—former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President—Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm

Industry experience—former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—former director and board committee member of a public oil and gas company; current director of MGM Growth Properties LLC

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2020. For 2019, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the shareholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our LLC Agreement or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2019 and 2018 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2019	2018
Audit fees	$ 1,445,000	$ 1,810,000
Audit-related fees	—	—
Tax fees	88,000	25,000
All other fees	—	—
Total	$ 1,533,000	$ 1,835,000

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of our subsidiaries, assistance with SEC filings and fees related to debt and equity offerings. The category “Audit-related fees” includes fees for other assurance services not included in “Audit fees.” The category “Tax fees” includes tax consultation and tax compliance services.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee, in its discretion, may delegate to one or more of its members the authority to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over financial reporting; and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

THOMAS A. ROBERTS, Chair

MICHAEL J. RIETBROCK

ROBERT SMITH

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Proposal No. 3 Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Shareholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core principles. We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we ask our shareholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of MGM Growth Properties LLC approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the say-on-pay vote is not binding on the Board, the Board will review the results of the vote and consider the results in future determinations concerning our executive compensation program. At the 2017 Annual Meeting of Shareholders, the majority of our shareholders voted in favor of holding say-on-pay advisory votes on an annual basis and, in light of this vote, the Board adopted a policy of holding say-on-pay votes annually. Therefore, the next say-on-pay vote will occur at the 2021 Annual Meeting of Shareholders.

The Board recommends that you vote “FOR” the advisory vote on executive compensation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation practices at a glance

	What We Do		What We Do NOT Do

✓	DO provide a significant portion of named executive officer compensation in the form of performance-based compensation	✗	NO excessive perquisites

✓	DO use a peer group for market comparisons of compensation levels and practices that appropriately reflect our size and industry	✗	NO repricing underwater stock options without stockholder approval

✓	DO maintain a clawback provision in our incentive compensation programs	✗	NO excise tax gross-ups

✓	DO expect our named executive officers to hold significant ownership in us through meaningful stock ownership guidelines	✗	NO pledging or hedging of shares permitted by our directors or executive officers

✓	DO use an independent compensation consultant	✗	NO single trigger change of control agreements

This Compensation Discussion and Analysis reports on compensation policies applicable to our Named Executive Officers. It covers James C. Stewart, our Chief Executive Officer (“CEO”), and Andy H. Chien, our Chief Financial Officer and Treasurer (“CFO”), who were our only executive officers in 2019 (we sometimes refer to both individuals collectively as our “NEOs”).

The Company has no assets or operations outside of its ownership interest in the Operating Partnership and its ownership of the general partner in the Operating Partnership. Pursuant to this arrangement, our NEOs provide the majority of services to the Operating Partnership, but also provide a limited number of services directly to the Company. Our NEOs are parties to employment agreements with the Operating Partnership and serve in their respective positions of CEO and CFO for both the Operating Partnership and the Company. Likewise, at the time that a NEO recognizes taxable income in respect of equity awards granted by the Company, the Operating Partnership will reimburse the Company for the value of any Class A shares issued to our NEOs in respect of the vesting or settlement of such equity awards.

Executive Summary

The primary focus of the Company with respect to executive compensation in 2019 was the continued refinement and implementation of the compensation program designed in connection with the Company’s 2016 initial public offering, with the intent that our programs continue to appropriately compensate and motivate the Company’s NEOs. This program largely reflects certain compensation design practices at MGM, which the Board believes exemplifies a successful executive compensation program, and, where appropriate, takes into account the compensation practices among publicly traded triple net lease REITs of a size similar to the Company.

During 2018, the annual bonus program was updated to modify the structure of annual bonus payouts such that 33% of any annual bonus earned for 2018 in excess of the NEO’s base salary will be paid in the form of deferred restricted stock units (“Bonus Deferred RSUs”), with the remainder paid in cash.  In 2019, the annual bonus program was further updated such that (i) for the balance between base salary and the NEO’s target Bonus, 67% will be paid in the form of Bonus Deferred RSUs, with the balance paid in cash, and (ii) for the remainder, 33% in the form of Bonus Deferred RSUs, with the balance paid in cash. The annual bonus program is described in more detail below.  Bonus Deferred RSUs granted in 2020 with respect to 2019 performance will be paid in 25% installments over four years following the grant date, which is the same schedule as Bonus Deferred RSUs granted in 2019.

In addition, in 2019, the Company successfully negotiated new contracts for each of the CEO and CFO, whose contracts were set to expire in April of 2019.  Mr. Stewart’s new agreement increased his annual base salary from $800,000 to $850,000 and increased his annual target bonus from 100% to 150% of his base salary.  Mr. Chien’s new employment agreement increased his annual base salary from $400,000 to $450,000 and increased his annual target bonus from 50% to 85% of his base salary. The agreements for Messrs. Stewart and Chien were otherwise generally unchanged. See “Employment Agreements with Named Executive Officers” for more information on these agreements.

For 2019, calculation of the NEOs’ target annual bonuses was based on their respective base salary amounts in effect as of January 1, 2019 (i.e., not taking into account any increases in base salary approved in connection with the new employment agreements).

The Company’s compensation program for 2019 includes the following key characteristics:

Elements of our Executive Compensation Program

●

Base salaries of $850,000 and $450,000 for our CEO and CFO, respectively, reflecting increases from their prior salaries of $800,000 and $400,000, respectively, as approved in connection with negotiating the new employment contracts for each of them.

●	Annual Bonus Program for 2019:

●

Target bonus opportunities of 150% and 85% of base salary as in effect as of January 1, 2019 for our CEO and CFO, respectively, with 67% of any bonuses earned in excess of 100% of the NEO’s base salary but below target paid in the form of Bonus Deferred RSUs (with the remainder paid in cash) and 33% of any bonuses earned in excess of target (and, with respect to the CFO, base salary) are paid in the form of Bonus Deferred RSUs (with the remainder paid in cash), as described in more detail below. Bonus Deferred RSUs are not subject to forfeiture in the case of termination and are not subject to the achievement of additional performance criteria following the date such Bonus Deferred RSUs are granted. The Board determined that this design feature was appropriate given that, by the time the Bonus Deferred RSUs are granted, the executive has already achieved the level of performance necessary in order to earn an annual bonus payout in an amount exceeding his base salary. Bonus Deferred RSUs are payable over four years in annual installments of 25%.

●	2019 bonus opportunity based on achievement of strategic objectives established for each of our NEOs.

●	Bonus payout of 100% of target reflects the Board’s conclusion that our NEOs exhibited strong performance with respect to achievement of the 2019 strategic objectives.

●	Long-Term Incentives pursuant to the Company’s 2016 Omnibus Incentive Plan (the “MGP Omnibus Plan”):

●	Delivered in two forms of equity, designed to both incentivize and retain our NEOs.

●

75% delivered in the form of performance share units (“PSUs”), with the ultimate payout in the Company’s Class A shares based on the relative performance of the Company vs. the non-mortgage REITs in the National Association of Real Estate Investment Trusts (“NAREIT”) index measured over a three-year period.

●	25% delivered in RSUs vesting in 25 percent equal installments over the four-year period following the grant date.

Results from 2019 Say-on-Pay Vote

Our 2019 proposal to approve, on an advisory basis, the 2018 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by 99.74% of the total votes cast. Based on the positive results of the 2019 say-on-pay vote, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. Therefore, although the Board considered the results of the 2019 say-on-pay vote in connection with making certain compensation decisions, it did not make any significant changes to the executive compensation program and policies as a result of the 2019 say-on-pay vote. At the 2017 Annual Meeting of Shareholders, the majority of votes cast at the meeting were cast in favor of holding a say-on-pay advisory vote on an annual basis, and, in light of this vote, the Board adopted a policy of holding say-on-pay votes annually.

Executive Compensation “Best Practices”

In connection with the development of the Company’s executive compensation programs, policies, and overall philosophy, the Board has identified and implemented a number of “best practices” that are intended to closely align the Company’s executive compensation programs with shareholder interests:

●	No single trigger arrangements. No executive officer is entitled to so-called “single trigger” change of control benefits.

●

Clawback policy. Pursuant to the clawback policy, bonus and other incentive compensation paid to participants is subject to clawback (i.e., repayment to the Company or certain of its affiliates, as applicable) if (1) there is a restatement of our financial statements for a fiscal year with respect to which a bonus or other incentive compensation is paid within three years following such fiscal year, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Board determines that a participant received bonus or other incentive compensation for the applicable fiscal year in excess of that which would have been paid based on the restated financial results.

●

No golden parachute tax gross ups. In the event that there is a change in control that triggers any so-called “golden parachute” excise taxes under Section 280G of the Code, the Company is not obligated to provide tax gross up protection to any of our executive officers.

●

Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. The Company’s insider trading policy provides that certain executives (including our NEOs) may not enter into short sales of our securities or buy or sell exchange-traded options on our securities. Further, the Company’s insider trading policy prohibits pledging or hedging of the Company’s securities by NEOs, executive officers and directors.

●

Executive officer share ownership guidelines. We recognize the importance of aligning our executives’ interests with those of our shareholders. As a result, the Board has established share ownership guidelines for our NEOs. Under these guidelines, our NEOs are expected to accumulate Class A shares having a fair market value equal to the assigned multiples of their applicable base salaries (5x for Mr. Stewart and 2x for Mr. Chien).

Objectives of Our Compensation Program

The Board’s primary objectives in setting total compensation and providing certain elements of compensation for our NEOs are to:

●	attract talented and experienced NEOs and retain their services on a long-term basis;

●	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

●	align the interests of our NEOs with the interests of the Company and those of our shareholders; and

●	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

Executive Compensation Process

Roles in Establishing NEO Compensation

As discussed above, we have elected to avail ourselves of the “controlled company” exemption available under the listing rules of NYSE, and therefore are not required to have a compensation committee. For 2019, all of the Board members collectively remained responsible for establishing, implementing and reviewing the compensation program for our NEOs. In doing so, the Board obtains recommendations from management with respect to the elements of NEO compensation, performance targets and results, legal and regulatory guidance, and market and industry data, all of which may be relevant in determining compensation. In addition, the Board consults with our CEO regarding our performance goals, and our CEO periodically meets with the Board to discuss our CEO’s performance and that of our other NEO.

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; and (ii) with respect to participation by our NEOs in recommending annual equity awards. Instead, the Board’s assessment of the individual performance of our NEOs is based primarily on the Board’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs, taking into account the Company’s overall performance.

Outside Consultants

The Board periodically engages outside consultants on various compensation-related matters. The Board has the authority to engage the services of independent legal counsel and consultants to assist in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2019, the Board received advice from F.W. Cook, an independent compensation consultant to the Board, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Board and does not provide any services to the Company other than on behalf of the Board.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Board periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the REIT industry. The peer group compensation data is reviewed by the Board to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Board makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Board in its compensation decisions with respect to NEOs, but the Board does not formally benchmark NEO compensation to any specific level with respect to peer group data.

The current peer group is comprised of 18 publicly traded triple-net lease REITs that were determined to be comparable in size to the Company. For this purpose, the size of the Operating Partnership, rather than the Company, was taken into account, insofar as our NEOs were responsible for the operations of the Operating Partnership. The following table lists these 18 peers and MGP’s relative percentile ranking with respect to them with respect to the key metrics of revenue, total assets, enterprise value, and market capitalization. This data is generally based on SEC filings reflecting results through December 31, 2019.  The peer group used in 2019 differed from the 2018 peer group due to several normal-course refinements:  the addition of four companies (Alexandria Real Estate, Omega Healthcare, Uniti Group, and VICI Properties) and one subtraction (Gramercy Property Trust).

Latest Available Four Quarters ($ Millions)				Market Capitalization		Enterprise Value
Revenues		Total Assets		as of 12/31/19 ($ Millions)		as of 12/31/19 ($ Millions)
Alexandria RE	$1,541	Realty Income Corp	$18,555	Realty Income Corp	$23,997	Realty Income Corp	$30,971
Realty Income Corp	$1,492	Alexandria RE	$18,391	Alexandria RE	$18,606	Alexandria RE	$26,435
VEREIT	$1,240	W. P. Carey	$14,061	W. P. Carey	$13,789	W. P. Carey	$19,655
W. P. Carey	$1,206	VEREIT	$13,281	VICI Properties	$11,779	VICI Properties	$15,653
Kimco Realty	$1,159	VICI Properties	$13,266	VEREIT	$9,865	Gaming & Leisure Props	$15,168
Gaming & Leisure Props	$1,153	MGP (OP)	$11,910	Omega Healthcare	$9,254	VEREIT	$14,745
Uniti Group	$1,060	Kimco Realty	$10,998	Gaming & Leisure Props	$9,243	Kimco Realty	$14,104
Macerich	$976	Omega Healthcare	$9,796	National Retail Properties	$9,203	Omega Healthcare	$14,050
Omega Healthcare	$929	Macerich	$8,854	Kimco Realty	$8,744	MGP (OP)	$12,916
VICI Properties	$895	Gaming & Leisure Props	$8,434	Store Capital Corp	$8,733	National Retail Properties	$12,346
MGP (OP)	$881	Store Capital Corp	$8,297	MGP (OP)[1]	$7,908	Store Capital Corp	$12,023
National Retail Properties	$670	National Retail Properties	$7,435	EPR Properties	$5,542	Macerich	$9,360
Store Capital Corp	$659	EPR Properties	$6,578	Spirit Realty Capital	$4,905	EPR Properties	$8,785
EPR Properties	$650	Sabra Health Care REIT	$6,069	Sabra Health Care REIT	$4,317	Sabra Health Care REIT	$6,900
Sabra Health Care REIT	$590	Spirit Realty Capital	$5,833	Macerich	$3,806	Spirit Realty Capital	$6,798
iStar	$521	iStar	$5,085	MGP (MGP Only)	$3,525	Uniti Group	$6,680
Retail Properties of Amer.	$482	Uniti Group	$5,031	Retail Properties of Amer.	$2,854	Retail Properties of Amer.	$4,580
Spirit Realty Capital	$447	Retail Properties of Amer.	$3,586	Lexington Realty Trust	$2,632	iStar	$4,223
Lexington Realty Trust	$326	Lexington Realty Trust	$3,180	Uniti Group	$1,587	Lexington Realty Trust	$3,961
				iStar	$902
75th Percentile	$1,158		$12,699		$9,712		$15,062
Median	$912		$8,365		$8,739		$12,184
25th Percentile	$605		$5,892		$3,934		$6,823
MGP (OP) Rank	47P		73P		46P		55P
MGP (MGP Only) Rank					22P

Source: Standard & Poor’s Capital IQ.

1 Calculated as MGP’s market cap plus the value of noncontrolling interests as reported in MGP’s most-recently filed balance sheet.

Elements of Compensation

In structuring our NEO compensation program, the Board considers how each component motivates performance and promotes retention and sound long-term decision-making. The Board also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following components, which are designed to achieve the following objectives.

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus

Motivate executives to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near-and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to increased corporate performance.

Long-term incentives

Align executives’ long-term interests with shareholders’ interests and drive decision making and goal achievement that will help us remain competitive and thrive in the competitive REIT industry; attract executives with an interest in creating long-term shareholder value; reward executives for building and sustaining shareholder value; and retain executives both through growth in their equity value and the vesting provisions of our share awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.
Perquisites	Provide a competitive level of perquisites.

Annual Base Salary

Our employment agreements with our CEO and CFO currently provide for base salaries of $850,000 and $450,000, respectively, and do not provide for any automatic salary increases.

Annual Incentive Bonus

The employment agreements for our CEO and CFO currently provide for target bonus opportunities of 150% and 85% of base salary, respectively, which, for 2019, were based on the annual base salaries in effect as of January 1, 2019. In September of 2019, the Board established and communicated the parameters of the 2019 annual bonus program, which are summarized below:

●

Mr. Stewart’s target bonus was $1,200,000 and Mr. Chien’s target bonus was $340,000, which was based on the new target annual bonus percentages established in connection with their new employment agreements, calculated as a percentage of base salary in effect as of January 1, 2019;

●

The maximum bonus for each NEO was 175% of his target bonus; there was no minimum bonus amount required to be paid, and the Board retained discretion to pay no bonus in the event of poor performance by the NEO or the Company;

●

67% of any bonus amount earned between an executives base salary and target bonus were to be paid in the form of Bonus Deferred RSUs (with the remainder in cash) and 33% of any bonus amount in excess of an executives target bonus (and, with respect to the CFO, base salary) were to be paid in the form of Bonus Deferred RSUs (with the remainder in cash) that pay out in 25% installments over the four-year period following the grant date; and

●

Consistent with the prior year, the Board determined that it was in the best interests of the Company to continue to establish the performance goals for 2019 based on accomplishment of strategic goals as opposed to more formulaic financial goals. These goals consisted of: increased analyst coverage of the Company, development of a transaction pipeline, and long-term strategic planning in partnership with the senior management of MGM. No specific weightings were allocated among these strategic goals.

In December of 2019, the Board determined that each NEO had earned 100% of his target bonus based on the Board’s determination that both of our NEOs had successfully achieved their respective strategic goals, which resulted in advancements with respect to analyst coverage, transaction opportunities and strategic planning. The Board made this determination after reviewing each of Mr. Stewart’s and Mr. Chien’s individual contributions in connection with achieving the foregoing strategic initiatives.

Specifically, the Board considered:

●

Mr. Stewart’s and Mr. Chien’s business contributions in connection with the Company closing the transactions related to the sale of the Northfield Park operations to MGM, the acquisition of the real property associated with Empire City and the monetization of the Park MGM/NoMad Las Vegas improvements.

●	Mr. Stewart’s and Mr. Chien’s assistance in completing two follow-on equity offerings during 2019, launching an At-The-Market offering program and the issuance of 5.75% senior notes due 2027.

As a result, the Board determined that Mr. Stewart’s 2019 annual bonus would be paid in the amount of $1,200,000, and that Mr. Chien’s 2019 annual bonus would be paid in the amount of $340,000. Mr. Stewart received $932,000 in cash with the remaining $268,000 in Bonus Deferred RSUs, as described below, and Mr. Chien received all of his 2019 annual bonus in cash. Such cash payments were made to our NEOs in a lump sum following the end of the 2019 fiscal year.

NEO	APPLICABLE BASE SALARY(1)	2019 TARGET BONUS (% OF BASE SALARY)	2019 TARGET BONUS	2019 ACTUAL BONUS	ACTUAL BONUS AS % OF TARGET
Mr. Stewart	$800,000	150%	$1,200,000	$1,200,000	100%
Mr. Chien	400,000	85%	340,000	340,000	100%

(1)	Reflects base salary in effect as of January 1, 2019.

Long-Term Equity Incentives

The Company adopted the MGP Omnibus Plan in April 2016, pursuant to which the Company may grant options, share appreciation rights, restricted shares, RSUs, performance shares, PSUs and other share-based awards to eligible participants. The MGP Omnibus Plan is designed to advance the interests of the Company and its shareholders by providing key management employees, nonemployee directors and other eligible participants of the Company and its affiliates with innovative financial incentives, through share and performance-based awards, in order to align participants’ interests with the long-term interests of the Company’s shareholders, among other things.

For 2019, the Company’s equity incentive program consisted of three types of equity grants: PSUs, RSUs and Bonus Deferred RSUs (which were granted to Mr. Stewart in the first quarter of 2020 in connection with the Company’s 2019 annual bonus program). RSUs granted in November 2019 vest over a four-year period and are not subject to the achievement of performance criteria. PSU awards granted in November 2019 cliff-vest after a three-year performance period and are based on the Company’s total shareholder return (“TSR”) measured against a select group of comparator companies at the end of the three-year performance period beginning in 2019 and ending in 2022. Bonus Deferred RSU awards, on the other hand, are granted in relation to the Company’s annual bonus program to the extent the participant’s annual bonus award is earned in excess of 100% of his base salary. Bonus Deferred RSUs are “vested” as of the grant date, meaning they are not subject to the achievement of additional performance criteria and are not subject to forfeiture in the case of termination. For the Bonus Deferred RSU awards granted in 2020 payable in connection with 2019 performance, the awards pay out over a four-year period following the grant date.

Based on review of competitive data and the overall roles held and contributions and efforts put forth by our NEOs, the Board determined that the long-term incentive opportunities of our CEO and the CFO should be $2.0 million and $1.0 million, respectively, and that approximately 75% of this value should be delivered in PSUs and approximately 25% in RSUs. These long-term incentives were awarded in November 2019.

The Board does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

PSUs

The core PSU concept is that, while an executive is awarded a target number of shares (the “Target PSUs”) to be paid at the end of a three-year performance period (the “Performance Period”), (1) the actual number of shares earned and paid depends on our TSR over the Performance Period, relative to a comparator group of companies, and (2) 100% of the Target PSUs will only be earned and paid if the Company’s TSR is at the 50th percentile of the comparator companies. The comparator companies consisted of the non-mortgage REIT component companies of the NAREIT Index.

Each award of PSUs to our NEOs is eligible to vest on the earlier of the third anniversary of the date of grant or the date of a change of control (as defined in the applicable award agreement), in either case, based on the Company’s TSR over the Performance Period relative to the applicable comparator companies, subject to the NEO’s continued employment with the Operating Partnership or an affiliate through the last day of the Performance Period. Depending on the Company’s TSR relative to the comparator companies at the end of the Performance Period, anywhere from 0% to 160% of the Target PSUs will vest and be paid. No portion of the Target PSUs will vest unless the Company’s TSR relative to the comparator companies is at least at the 30th percentile of comparator companies. Target PSUs are granted together with dividend equivalent rights that are subject to the same vesting and forfeiture terms as the underlying PSUs to which such dividend equivalents relate. Vested PSU awards and associated dividend equivalent rights are paid in the form of Class A shares, less applicable withholding, within 30 days following the last day of the Performance Period. Any fractional shares are paid in cash.

The payout levels range from 50% to 160% of the Target PSUs, based on the following scale (payout is interpolated for results between the levels specified in the table).

PERFORMANCE LEVEL	RELATIVE TOTAL SHAREHOLDER RETURN PERCENTILE	VESTED % OF TARGET SHARES
Maximum	90th or greater	160%
	80th	145%
	70th	130%
	60th	115%
Target	50th	100%
	40th	75%
	30th	50%
Threshold	Below 30th	0%

In general, participants must be employed as of the last day of the Performance Period to receive Class A shares in respect of his or her PSU awards granted in respect of such Performance Period. However, upon termination of a participant’s employment by the Operating Partnership without “good cause” or by the participant with the participant’s “good cause” (as defined in the NEO’s employment agreement), or due to the participant’s death or disability, then the participant will vest in a pro-rated portion of the PSUs that would have otherwise vested but for such termination, with such pro-ration being based on the number of days the participant was employed during the performance period, plus an additional 12 months (or, if shorter, through the end of the performance period), subject to the actual level of comparator TSR determined to be achieved at the end of the Performance Period.  With respect to PSU awards granted in November 2019 and thereafter, PSUs receive full accelerated vesting upon death/disability, subject to the actual level of comparator TSR achieved at the time of termination.

RSUs

The Board believes that time-based RSUs should comprise a portion of long-term incentives because time-based vesting meaningfully supports retention. Each RSU entitles the holder to receive one Class A share at vesting. While the value of the RSUs fluctuates with the Company’s performance (as reflected in the price of our Class A shares), the RSUs retain some value even in situations where no PSUs are payable due to insufficient TSR over the Performance Period. This structure of providing long-term equity incentive awards in the form of both time-based RSUs and performance-based PSU awards encourages recipients to balance short-term performance considerations with the management of long-term risks and long-term performance. Each award of RSUs to our NEOs vests ratably over each of the first four anniversaries of the grant date, subject to the NEO’s continued employment with the Operating Partnership or an affiliate through each applicable vesting date. However, upon termination of employment by the Operating Partnership without “good cause” or by the participant with the participant’s “good cause” (as defined in the NEO’s employment agreement), or due to the participant’s death or disability for awards granted prior to November 2019, then the participant will vest in the number of RSUs that would have become vested (but for such termination) during the 12 months from the date of termination of employment. Once vested, RSUs will be paid in the form of the Company’s Class A shares within 30 days of the applicable vesting date. In connection with death or disability, for awards granted after November 2019, participants will receive accelerated vesting in full of their RSU awards.

Bonus Deferred RSUs

67% of any bonus amount earned in between a NEO’s base salary and target are paid in Bonus Deferred RSUs (with the remainder in cash) and 33% of any bonus amount earned in excess of target (and, with respect to the CFO, base salary) are paid in Bonus Deferred RSUs (with the remainder in cash) that are not subject to the achievement of additional performance criteria and are not subject to forfeiture in the case of termination. The Board considers this design appropriate given that the executive has already achieved the level of performance necessary in order to earn an annual bonus payout in an amount exceeding his or her base salary. Bonus Deferred RSUs are paid in equal installments on each of the first four anniversaries of the grant date (subject to earlier payment upon certain specified termination events).

Award Summary

The Board awarded equity-based compensation to our NEOs in 2019 as follows (the amounts below do not include the $132,000 in Bonus Deferred RSUs awarded to Mr. Stewart in 2019 in connection with his bonus for 2018):

NEO	AWARD TYPE	GRANT DATE	UNITS(A)	GRANT DATE FAIR VALUE OF AWARDS($)
Mr. Stewart	RSU	11/04/2019	15,596	$ 500,000
	PSU	11/04/2019	45,664(B)	1,500,000
Mr. Chien	RSU	11/04/2019	7,798	250,000
	PSU	11/04/2019	22,832(B)	750,000
(A)	Number of units does not include dividend equivalent rights credited during 2019, because the grant date fair value of awards takes into account the value of quarterly dividends.
(B)	Vesting is subject to satisfaction of relative TSR achievement over the Performance Period, as described above.

Deferred Compensation Opportunities For Employees

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their annual bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon certain events set forth in the DCP, in all cases subject to certain conditions provided for under Section 409A of the Internal Revenue Code. Both of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2019. We believe that providing our NEOs with this deferral option is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs.

Share Ownership Guidelines

The Board has adopted share ownership and retention guidelines for our NEOs pursuant to which such individuals are expected to attain minimum levels of share ownership and retain portions of their equity holdings for a certain period of time. Individuals subject to these guidelines have until the fifth anniversary of the guideline’s adoption date to attain the requisite level of ownership. The target ownership level of Company share is expressed as a multiple of base salary.

Specifically, target ownership level is set at 5x base salary for our CEO and 2x base salary for all other NEOs. Until the ownership threshold is achieved, individuals subject to the guidelines are expected to retain 50% of the net number of shares received after the sale or withholding of taxes in connection with the vesting or exercise of shares underlying such awards. All current NEOs are in compliance with these guidelines or on track to comply with these guidelines within the specified time period.

Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities.

The Company’s insider trading policy provides that certain executives (including our NEOs) may not enter into short sales of our securities or buy or sell exchange-traded options on our securities. Further, the Company’s insider trading policy prohibits pledging or hedging of the Company’s securities by NEOs, executive officers and directors.

Other Compensation Matters

Internal Revenue Code Section 162(m)

Subject to certain transition rules for binding contracts in effect on November 2, 2017, Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” as defined under Section 162(m) (generally, such company’s chief executive officer, its chief financial officer and its three other highest paid executive officers).   The Board takes into account the tax and accounting implications (including the deduction limits of revised Section 162(m)) when making compensation decisions, but necessarily reserves its right to make compensation decisions based on other factors as well if the Board determines it is in its best interests to do so.

Based on the following considerations, the Board has not historically designed its compensation programs with the intent that such amounts qualify for deduction under Section 162(m). Substantially all of the services rendered by our executive officers are performed on behalf of the Operating Partnership (or its subsidiaries), of which we are the sole general partner. Prior to the issuance of proposed regulations under Section 162(m) on December 20, 2019, we have relied upon the issuance by the Internal Revenue Service of a series of private letter rulings which indicated that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to the limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. The new regulations now provide that, for taxable years ending on or after December 20, 2019, a partner’s distributive share of a partnership’s deduction for compensation paid by the partnership for services of a covered employee of the partner is subject to Section 162(m). With these considerations in mind, our Board has reserved its right to provide compensation opportunities that may not be deductible under Section 162(m) to the extent it determines it is appropriate to do so in order to maintain the flexibility it needs to develop the incentive compensation programs applicable to the Company’s executive officers. The issuance of the proposed regulations under Section 162(m) may impact this approach for future tax years. Because we qualify as a REIT under the Code and we generally distribute at least 100% of our REIT taxable income each year, we do not pay federal income tax on our REIT taxable income, other than income earned by our taxable REIT subsidiaries.

The Board will continue its policy of considering the tax treatment of compensation paid to our executive officers and, to the extent that it is determined that compensation paid to our executive officers is subject to Section 162(m) based recent IRS guidance, the Board will analyze the impact of this determination on our compensation programs going forward.

BOARD OF DIRECTORS REPORT

The Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Board’s review and discussion with management, the Board determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

Paul Salem, Chair

John M. McManus

Michael Rietbrock

Thomas Roberts

Corey Sanders

Robert Smith

Daniel J. Taylor

The foregoing report of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the years ended December 31, 2017, December 31, 2018, December 31, 2019.

NAME AND TITLE	YEAR	SALARY(A)	STOCK AWARDS(B)	NON-EQUITY INCENTIVE PLAN COMPENSATION(C)	ALL OTHER COMPENSATION(D)	TOTAL
James C. Stewart	2019	$833,562	$2,000,000	$1,200,000	$43,040	$4,076,602
Chief Executive Officer	2018	800,000	1,500,000	1,200,000	41,157	3,541,157
	2017	800,000	1,500,022	1,200,000	23,833	3,523,855
Andy H. Chien	2019	433,562	1,000,000	340,000	26,511	1,800,073
Chief Financial Officer and Treasurer	2018	400,000	700,000	300,000	25,672	1,425,672
	2017	400,000	699,998	300,000	22,830	1,422,828
(A)	See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Base Salary.”
(B)

For 2019, consists of RSUs and PSUs granted under the MGP Omnibus Plan. For RSU awards, reflects the grant date value of such awards as determined in accordance FASB ASC 718. For PSU awards, in order for the target number of shares to be paid (the “Target Shares”), MGP’s TSR over a three-year performance period must be at the 50th percentile of the select group of MGP’s peers over the same period. No Class A shares in respect of PSUs are issued unless the TSR is equal to or greater than the 30th percentile of the peer group, and the maximum payout is 160% of the Target Shares, if MGP’s TSR is equal to or greater than the 90th percentile of the peer group over the three-year performance period. The grant date fair value for PSU awards was computed in accordance with FASB ASC 718, using a Monte Carlo simulation model. Assuming the highest level of achievement of the TSR performance criteria that can be achieved, the grant date fair value of the PSU awards were $2.4 million and $1.2 million for Mr. Stewart and Mr. Chien, respectively. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives.” Mr. Stewart received a Bonus Deferred RSU award in 2019 with a grant date value of $0.1 million.

(C)

The amounts reflected in this column are the gross amounts of each NEOs’ annual bonus award earned in respect of the applicable fiscal year. For Mr. Stewart, the amounts shown include the amount earned in excess of his annual base salary for the applicable fiscal year that was paid in the form of Bonus Deferred RSUs in respect of 2017, 2018, and 2019 performance. For 2017 performance, 100% of any excess amount was paid in Bonus Deferred RSUs. For 2018 performance, 33% of any excess amount was paid in Bonus Deferred RSUs (with the remainder paid in cash). For 2019 performance, 67% of any amount earned in between a NEO’s base salary and target bonus are paid in Bonus Deferred RSUs (with remainder paid in cash) and 33% of any bonus amount earned in excess of target are paid in Bonus Deferred RSUs (with the remainder in cash). See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for more details. The cash-portion of such amounts were each paid in a lump sum in the first quarter of the following fiscal year.

(D)   All other compensation for 2019 consists of life insurance premiums and benefits and 401K match contributions.

Grants of Plan-Based Awards

The table below shows plan-based awards granted during 2019 to our NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

NAME	GRANT DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Stewart	N/A	$—	$1,200,000	$2,100,000	—	—	—	$ —
	11/4/2019(C)	—	—	—	—	15,596	—	500,000
	11/4/2019 (D)	—	—	—	22,832	45,664	73,062	1,500,000
Mr. Chien	N/A	—	340,000	595,000	—	—	—	—
	11/4/2019(C)	—	—	—	—	7,798	—	250,000
	11/4/2019 (D)	—	—	—	11,416	22,832	36,531	750,000
(A)

Pursuant to the terms of the 2019 annual bonus program, 67% of the portion of any annual cash bonus earned by our NEOs in 2019 that was in between the NEO’s base salary and target bonus was granted in the form of Bonus Deferred RSUs (with the remainder paid in cash) and 33% of any bonus amount in excess of a NEO’s target bonus was granted in the form of Bonus Deferred RSUs (with the remainder paid in cash). Mr. Stewart received a Bonus Deferred RSU award in the first quarter of 2020 with a grant date value of $268,000. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives—Bonus Deferred RSUs.”

(B)

See note (B) to the Summary Compensation Table above. Number of units shown does not include dividend equivalent rights credited during 2019, because the grant date fair value of awards takes into account the value of quarterly dividends.

(C)	RSU award granted under the MGP Omnibus Plan.
(D)	PSU award granted under the MGP Omnibus Plan.

Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards held by our NEOs as of December 31, 2019.

	OPTION/SAR AWARDS				SHARE AWARDS (RSUs AND PSUs)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES THAT HAVE NOT VESTED (RSUs)		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (PSUs)
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER	VALUE	NUMBER	VALUE(I)
Mr. Stewart	—	—	—	—	5,822(A)	$180,307	—	—
	—	—	—	—	8,701 (B)	269,470	—	—
	—	—	—	—	11,784(C)	364,950	—	—
	—	—	—	—	15,596(D)	483,008	—	—
	—	—	—	—	—	—	20,439(E)	721,601
	—	—	—	—	—	—	45,207 (F)	1,832,402
	—	—	—	—	—	—	40,443 (G)	1,188,381
	—	—	—	—	—	—	45,664 (H)	1,557,203
Mr. Chien	—	—	—	—	2,910 (A)	90,123	—	—
	—	—	—	—	4,349(B)	134,689	—	—
	—	—	—	—	5,892 (C)	182,475	—	—
	—	—	—	—	7,798(D)	241,504	—	—
	—	—	—	—	—	—	20,548 (F)	832,876
	—	—	—	—	—	—	18,383 (G)	540,179
	—	—	—	—	—	—	22,832 (H)	778,586
(A)	RSU award scheduled to vest on 4/19/20.
(B)	RSU award scheduled to vest in equal installments on each of 4/3/20 and 4/3/21.
(C)	RSU award scheduled to vest in equal installments on each of 4/23/20, 4/23/21, and 4/23/22.
(D)	RSU award scheduled to vest in equal installments on each of 11/4/20, 11/4/21, 11/4/22, and 11/4/23.
(E)	Bonus PSU award scheduled to vest on 3/6/20.
(F)	PSU award scheduled to vest on 4/3/20.
(G)	PSU award scheduled to vest on 4/23/21.
(H)	PSU award scheduled to vest on 11/4/22.
(I)	Amounts determined based on the closing price of all Class A Shares at 12/31/2019, which was $30.97. Number of PSUs shown assumes that 12/31/2019 was the end of the performance period.

Stock Vested

The following table shows RSU vesting for our NEOs during 2019.

	STOCK AWARDS (RSUs)		STOCK AWARDS (PSUs)
NAME	NUMBER OF SHARES ACQUIRED ON VESTING(#)	VALUE REALIZED ON VESTING(A)	NUMBER OF SHARES ACQUIRED ON VESTING(#)	VALUE REALIZED ON VESTING
James C. Stewart	18,045	$440,800	55,471	$1,798,364
Andy H. Chien	6,795	220,415	27,735	899,182
(A)

The value realized on vesting of RSUs is equal to the closing market price of our common stock on the applicable date of vesting, times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements. For Mr. Stewart, the number of shares acquired on vesting includes 4,457 Bonus Deferred RSUs granted to him during 2019 (including DEUs that were earned on such award during 2019) that were fully vested on the grant date, but the settlement and receipt of shares has been deferred until the third anniversary of the grant date. Because no value was realized by Mr. Stewart upon vesting of these Deferred Bonus RSUs, no value is reflected for these awards in the table above. As of the grant date, the value of these awards was $132,000.

Nonqualified Deferred Compensation

None of our NEOs contributed to the Company’s Nonqualified Deferred Compensation Plan in respect of services performed during 2019. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities for Employees” for a narrative description of the DCP.

Estimated Benefits upon Termination

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2019 under various termination scenarios, pursuant to the applicable employment agreements, policies and equity awards.

	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PSUs(B)(C)(D)	OTHER(F)	TOTAL
Death or Disability
Mr. Stewart	$212,500	$ 919,747	$4,454,377	$ —	$5,586,624
Mr. Chien	112,500	459,812	2,095,454	—	2,667,766
Company Terminates Without Good Cause
Mr. Stewart	2,125,000	557,491	3,496,754	61,714	6,240,959
Mr. Chien	832,500	278,668	1,616,652	34,437	2,762,257
NEO Terminates Without Good Cause/Company Terminates With Good Cause
Mr. Stewart	—	—	—	—	—
Mr. Chien	—	—	—	—	—
NEO Terminates With Good Cause
Mr. Stewart	2,125,000	557,491	3,496,754	61,714	6,240,959
Mr. Chien	832,500	278,668	1,616,652	34,437	2,762,257
Change of Control(E)
Mr. Stewart	4,250,000	1,297,736	4,577,985	82,286	10,208,007
Mr. Chien	1,665,000	648,791	2,151,641	45,917	4,511,349

(A)   This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.

(B)

The value of outstanding RSUs and PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Class A shares on December 31, 2019, which was $30.97.

(C)

For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, (1) we have assumed that in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award, which may not be the case if an actual termination were to occur, and (2) we have treated continued vesting of awards in the same manner as accelerated vesting based on the Class A share price on December 31, 2019.

(D)	Assumes that December 31, 2019 was end of performance period for PSUs.

(E)

Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed by the acquirer as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of RSUs” and “Vesting of PSUs.”

(F)	Represents the estimated value of COBRA payments payable in connection with the applicable triggering event.

Employment Agreements with Named Executive Officers

Stewart Employment Agreement

On June 17, 2019, the Operating Partnership entered into an employment agreement with Mr. Stewart, effective as of May 1, 2019. Mr. Stewart’s employment agreement provides for a term until April 30, 2023.

Mr. Stewart’s employment agreement provides a minimum annual base salary of $850,000 and an annual target bonus equal to 150% of his base salary.

In the event of a termination of Mr. Stewart’s employment as the result of his death or a termination by the Operating Partnership due to disability, the Operating Partnership will pay Mr. Stewart three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership for “no cause” or by Mr. Stewart for “good cause”, in each case, prior to the end of the term of the Mr. Stewart’s employment agreement, Mr. Stewart will receive (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid discretionary bonus due to him; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If the Operating Partnership terminates Mr. Stewart for no cause after the end of the term of his employment agreement (at which time he would be treated as an at-will employee of the Operating Partnership), Mr. Stewart will receive a lump sum payment equal to the greater of (i) 26 weeks’ base salary or (ii) two times the amount he would otherwise receive under the Operating Partnership’s then-effective discretionary severance policy. Any such severance payments will be subject to applicable taxes and Mr. Stewart’s execution and non-revocation of a general release of claims.

            Mr. Stewart’s employment agreement also contains non-compete and non-solicit covenants generally prohibiting Mr. Stewart from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the employment agreement. In addition, the employment agreement mandates that Mr. Stewart’s confidentiality obligations continue even after his termination of employment.

Chien Employment Agreement

On June 17, 2019, the Operating Partnership entered into an employment agreement with Mr. Chien, effective as of May 1, 2019. Mr. Chien’s employment agreement provides for a term until April 30, 2023.

Mr. Chien’s employment agreement provides a minimum annual base salary of $450,000 and an annual target bonus equal to 85% of his base salary. Mr. Chien’s employment agreement also provides Mr. Chien with certain other benefits and perquisites, which are discussed in detail in his employment agreement.

In the event of a termination of Mr. Chien’s employment as the result of his death or a termination by the Operating Partnership due to disability, the Operating Partnership will pay Mr. Chien three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership for no cause or by Mr. Chien for good cause prior to the end of the term of the Mr. Chien’s employment agreement, Mr. Chien will receive (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid discretionary bonus due to him; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If the Operating Partnership terminates Mr. Chien for no cause after the end of the term of his employment agreement (at which time he would be treated as an at-will employee of the Operating Partnership), Mr. Chien will receive a lump sum payment equal to the greater of (i) 26 weeks’ base salary or (ii) two times the amount he would otherwise receive under the Operating Partnership’s then-effective discretionary severance policy. Any such severance payments will be subject to applicable taxes and Mr. Chien’s execution and non-revocation of a general release of claims.

Mr. Chien’s employment agreement also contains non-compete and non-solicit covenants generally prohibiting Mr. Chien from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the employment agreement. In addition, the employment agreement mandates that Mr. Chien’s confidentiality obligations continue even after his termination of employment.

Change of Control Benefits

The Operating Partnership sponsors a change of control policy in which the NEOs participate (the “Change of Control Policy”). The Change of Control Policy provides a uniform severance policy for the termination of an executive officer by us without “good cause,” or by an executive officer with “good cause” (each term as set forth in the Change of Control Policy), within six months prior to, on or within 12 months following, a “change of control” (as such term is defined in the Change of Control Policy) (a “Qualifying Termination”). The Board believes that that the Change of Control Policy serves as an effective retention tool.

The benefits available under the Change of Control Policy to a covered executive officer in connection with a Qualifying Termination are as follows, provided that the executive officer executes an effective general release of claims: (i) 2.0 times the sum of the executive’s base salary and target annual bonus (subject to a $10 million cap in the case of the chief executive officer, and a $4 million cap in the case of all other executive officers); and (ii) a lump-sum payment equal in value to 24 months of continued health and insurance benefits. In addition, any earned but unpaid prior-year annual bonus would remain payable in accordance with the terms of such bonus plan. Severance benefits are subject to forfeiture and clawback in the event the covered executive officer breaches any post-employment restrictive covenants, and may be cut back to the extent they would otherwise be subject to Section 280G or 4999 of the Code.

For purposes of the Change of Control Policy: (1) a “good cause” termination by the Operating Partnership is generally defined as: (i) participant’s failure to reasonably abide by Employer’s policies and procedures, misconduct, insubordination, failure to perform the duties required of participant up to reasonable standards; (ii) the participant’s failure to comply with certain of the Operating Partnership’s licensing requirements; (iii) the Operating Partnership has been directed by an applicable governmental authority to cease business with the participant; (iv) any of the Operating Partnership gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the participant’s employment by the Operating Partnership or as a result of the participant’s actions; and (2) a “good cause” termination by the participant is generally defined as (i) failure by the Operating Partnership to pay the participant any compensation when due; or (ii) a material reduction in the scope of duties or responsibilities of the participant; or (iii) any reduction in the participant’s annual base salary or target annual bonus.

In the event that a participant holds any equity award (whether issued pursuant to the MGM Growth Properties LLC 2016 Omnibus Incentive Plan or otherwise) at the time of a change of control, such award will be eligible to accelerate and vest as and to the extent provided in the applicable plan and/or award agreement governing the terms of such award.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Stewart.

To identify the median of the annual total compensation of all our employees (other than the CEO), we took the following steps:

We determined that, as of December 31, 2019, our employee population consisted of 5 individuals, not including our CEO. Our entire employee population is located inside the U.S. and therefore we did not exclude any employees from our calculations in order to identify the median employee. To identify the median employee from this population, we calculated the total annual compensation for each employee by using W-2 compensation for the 2019 calendar year. We determined that W-2 compensation appropriately reflected the overall compensation profile of our employee population and was therefore a reasonable compensation measure to apply in order to identify the median employee. We did not annualize compensation or apply any cost of living adjustments.

We calculated all of the elements of the median employee’s compensation for the 2019 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an estimated annual total compensation of $216,323. To calculate the annual total compensation of Mr. Stewart, we used the amount reported in the “Total” column of the 2019 Summary Compensation Table included in this Proxy Statement, which was $4,076,602, resulting in a ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees of 19 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402 of Regulation S-K.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

NOTICE CONCERNING SHAREHOLDER

PROPOSALS AND NOMINATIONS

We intend to hold our 2021 annual meeting of shareholders in May 2021. Therefore, proposals of shareholders intended to be presented at the 2021 annual meeting of shareholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act must be received by us on or before November 27, 2020 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting. We expect that the 2021 annual meeting will also be held online and as a virtual meeting only.

Our LLC Agreement requires that any shareholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2021 annual meeting of shareholders, must be received by us no earlier than January 6, 2021 and no later than February 5, 2021 and otherwise comply with the requirements in our LLC Agreement. All such shareholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our LLC Agreement, then it may not properly be brought before the 2021 annual meeting of shareholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

MGM GROWTH PROPERTIES LLC
ATTN: CORPORATE SECRETARY
6385 S. RAINBOW BOULEVARD, SUITE 500
LAS VEGAS, NEVADA 89118

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 5, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MGP2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D05359-P36725

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MGM GROWTH PROPERTIES LLC

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Paul Salem	☐	☐	☐
1b. Michael Rietbrock	☐	☐	☐
1c. Thomas Roberts	☐	☐	☐
1d. Daniel J. Taylor	☐	☐	☐
1e. Corey Sanders	☐	☐	☐
1f. John M. McManus	☐	☐	☐
1g. Robert Smith	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the selection of Deloitte & Touche LLP, as the independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Card, Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D05360-P36725

MGM GROWTH PROPERTIES LLC
This proxy is solicited by the Board of Directors
Annual Meeting of Shareholders
May 6, 2020 10:00 AM Pacific Time

The undersigned hereby appoints Michael Rietbrock, Thomas Roberts and Robert Smith, and each of them, Proxies, with the power of substitution, to represent and vote all Class A shares of MGM Growth Properties LLC which the undersigned would be entitled to vote if virtually present at the Annual Meeting of Shareholders of MGM Growth Properties LLC and at any adjournments or postponements thereof, on the proposals set forth on the reverse side, and in their discretion, upon any other business that may properly come before the meeting (and any postponement(s) or adjournment(s)). The meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/MGP2020, on May 6, 2020, at 10:00 AM Pacific Time. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials and revokes any and all proxies heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side